Form 51-102F3

Material Change Report

CONTENT OF MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Nevsun Resources Ltd. (the “Company”)

Suite 800 – 1075 West Georgia Street

Vancouver, BC  V6E 3C9

Item 2

Date of Material Change

June 29, 2005

Item 3

News Release

The press release was issued on June 29, 2005 and was disseminated by CCN Matthews, Canada Stockwatch and Market News.

Item 4

Summary of Material Change

Nevsun Resources Ltd. (“Nevsun”) (NSU: TSX and AMEX) is pleased to announce that it has completed its financing by way of short form prospectus as announced on June 15 and June 24, 2005.

Item 5

Full Description of Material Change

See attached news release.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

Item 7

Omitted Information

No information has been intentionally omitted from this form.

Item 8

Executive Officer

Dr. John A. Clarke

Telephone:  (604) 623-4700

Item 9

Date of Report

June 29, 2005

NEVSUN RESOURCES LTD.

Per: “Maureen Carse”

Maureen D. Carse

Corporate Secretary

N E W S R E L E A S E

NEVSUN COMPLETES “BOUGHT DEAL” FINANCING
OF CDN$20,000,000

   June 29, 2005

This news release is intended for distribution in Canada only and is not intended for distribution to United States newswire services or dissemination in the United States.

Nevsun Resources Ltd. (“Nevsun”) (NSU: TSX and AMEX) is pleased to announce that it has completed its financing by way of short form prospectus as announced on June 15 and June 24, 2005.  The financing was conducted through a syndicate of underwriters lead by Canaccord Capital Corporation and included First Associates Investments Inc., Haywood Securities Inc. and TD Securities Inc. (the “Underwriters”).  Under the financing Nevsun issued 8,000,000 Units at a price of $2.50 per Unit to raise gross proceeds of $20,000,000. Each Unit consists of one common share and one-half of one transferable share purchase warrant, each whole warrant exercisable for three years at an exercise price of $3.25 per share.  The warrants will commence trading at opening of the Toronto Stock Exchange today under the symbol NSU.WT.  The Underwriters were paid a cash commission of 6.0% of the gross proceeds.

The securities being offered have not been, nor will they be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent U.S. registration or an applicable exemption from U.S. registration requirements. This release does not constitute an offer for sale of securities in the United States.

NEVSUN RESOURCES LTD. “John A. Clarke” Dr. John A. Clarke President & Chief Executive Officer Nsu05-20.doc	For further information, Contact: Judy Baker (604) 623-4704 or 1-888-600-2200 e-mail: nevsuninfo@nevsun.com Website: www.nevsun.com

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